UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 31, 2023 (August 31, 2023)

ASGN Incorporated
(Exact name of registrant as specified in its charter)

Delaware	001-35636	95-4023433
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
4400 Cox Road, Suite 110
Glen Allen, Virginia 23060
(Address, including zip code, of Principal Executive Offices)
(888) 482-8068
Registrant’s telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock	ASGN	NYSE
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 31, 2023, ASGN Incorporated (the “Company”) entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent, and the lenders named therein, which amended and restated the Company’s existing Second Amended and Restated Credit Agreement, dated as of June 5, 2015 (as amended, modified, supplemented and amended and restated prior to the effectiveness of the Credit Agreement, the “Prior Credit Agreement”).

The Credit Agreement provides for a $500 million term loan facility, which was fully funded at closing, and a $500 million revolving credit facility. The revolving credit facility matures on February 14, 2028 and the term loan facility matures on August 31, 2030. The Credit Agreement includes an “accordion” feature that allows the Company, under certain circumstances, to increase the size of the credit facilities by up to an amount equal to the sum of (a) the greater of $400 million and 75% of Consolidated EBITDA for the most recently completed four fiscal quarters of the Company for which financial statements are available plus (b) an unlimited amount subject to a pro forma consolidated secured leverage ratio not to exceed 3.50 to 1.00.

Borrowings under the revolving credit facility will bear interest at a floating rate, which can be either, at the Company’s option, (a) adjusted Term SOFR plus an applicable margin ranging from 2.00% to 3.00% per annum, or (b) an alternate base rate plus an applicable margin ranging from 1.00% to 2.00% per annum, with such applicable margins to be determined based on the Company’s secured leverage ratio. In addition to paying interest on the outstanding principal under the revolving credit facility, the Company will be required to pay (i) an unused line fee per annum on the daily unused portion of the revolving credit facility, and (ii) letter of credit fees based on a percentage of the face amount of outstanding letters of credit. The Company may voluntarily repay outstanding borrowings under the revolving credit facility at any time, without premium or penalty.
The term loans under the term loan facility will bear interest at a floating rate, which can be either, at the Company’s option, (a) adjusted Term SOFR plus an applicable margin of 2.25% per annum or (b) an alternate base rate plus an applicable margin of 1.25% per annum. A voluntary prepayment of the term loans on or prior to the date that is six months after the date of the Credit Agreement as a result of a repricing transaction (subject to customary exclusions for a change of control or transformative acquisition) will incur a call premium equal to 1.00% of the principal amount of the term loans that are subject to such repricing transaction. The Company is required to make quarterly amortization payments on the term loan facility in the amount of $1,250,000.
Consistent with the Prior Credit Agreement, the Credit Agreement is secured by substantially all of the Company’s assets, subject to customary exceptions, and guaranteed by the material domestic subsidiaries of the Company.
Under the Credit Agreement, the Company has made certain representations and warranties and is required to comply with various covenants, reporting requirements, and other customary requirements for similar credit facilities, including, without limitation, covenants related to: (a) limitations on the incurrence of additional indebtedness and liens, (b) limitations on certain investments, (c) limitations on certain asset transfers and restricted payments, (d) limitations on the creation or existence of agreements that prohibit liens on certain properties of the Company and certain of its subsidiaries, and (e) maintaining a consolidated secured leverage ratio of not greater than 3.75 to 1.00 if any amounts are drawn under the revolving credit facility. The Credit Agreement also includes usual and customary events of default for credit facilities of this nature.
The foregoing description of the Credit Agreement is only a summary and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On August 31, 2023, the Company issued a press release announcing the Credit Agreement. A copy of this press release is furnished as Exhibit 99.1 to this Report.

The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the company or the operating partnership under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
Exhibit Number	Description
10.1
Third Amended and Restated Credit Agreement, dated as of August 31, 2023, by and among ASGN Incorporated, as the borrower, Wells Fargo Bank, National Association, as administrative agent, swing line lender, and L/C issuer, and the lenders named therein

99.1	Press Release, dated August 31, 2023
104.1	Cover page interactive data file (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

ASGN Incorporated

Date: August 31, 2023	/s/ Marie L. Perry
Marie L. Perry
Executive Vice President and Chief Financial Officer